EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 26, 2013—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2012, of $10.5 million, or 46 cents per share, compared to $9.4 million, or 41 cents per share for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2012, of $64.4 million, or $2.79 per share, compared to $60.9 million, or $2.64 per share for the same period in the prior year.

During the three months ended Dec. 31, 2012, earnings increased $1.1 million compared to the same period in the prior year. This was driven primarily by an increase in gas sales of 10.8% compared to the three months ended Dec. 31, 2011, in part due to colder weather during the three months ending Dec. 31, 2012 compared to the same period in the prior year. Heating degree days (a measure for determining the impact of weather during the heating season) increased by 9% compared to the prior period.

For the twelve months ended Dec. 31, 2012, the company experienced a decrease in gas sales volume of 5.5% in part due to milder weather during the first quarter of 2012 compared to the same period in the prior year. This was offset by an increase in residential electric sales reflecting higher customer demand driven by warmer-than-normal weather in July 2012, compared to the same period in the prior year. The average temperature in July 2012 was 79.7 degrees compared to normal average temperature of 71.9 degrees. In July 2011 the average temperature was 76.9 degrees. In addition, during 2012 MGE has recognized $1.4 million (after tax) in allowance for funds used during construction related to an environmental controls project at its jointly-owned Columbia plant.

Madison Gas and Electric (MGE) experienced fuel-related savings in 2012 that are expected to be returned to customers in the future. As of Dec. 31, 2012, $6.2 million was deferred in fuel-related cost savings under the Wisconsin fuel rules mechanism. The 2012 fuel savings are subject to review by the Public Service Commission of Wisconsin.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 140,000 customers in Dane County, Wis., and purchases and distributes natural gas to 145,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2012	2011	2010
Operating revenue	$137,005	$130,946	$135,928
Operating income	$19,350	$17,439	$20,353
Net income	$10,486	$9,384	$11,997
Earnings per share (basic and diluted)	$0.46	$0.41	$0.52
Weighted average shares outstanding (basic and diluted)	23,114	23,114	23,114

Twelve Months Ended Dec. 31,	2012	2011	2010
Operating revenue	$541,323	$546,382	$532,591
Operating income	$112,763	$107,868	$96,602
Net income	$64,446	$60,928	$57,718
Earnings per share (basic and diluted)	$2.79	$2.64	$2.50
Weighted average shares outstanding (basic and diluted)	23,114	23,114	23,114

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com